BILL BARRETT CORPORATION
CODE OF BUSINESS CONDUCT AND ETHICS

(Last amended December 4, 2017)

Introduction

This Code of Business Conduct and Ethics covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all covered persons (as defined below) of the Company. This Code applies to the Company's directors, employees, contractors and officers, including the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. All of these persons (“you” or a “covered person”) must conduct themselves accordingly and seek to avoid even the appearance of improper behavior.

If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. Any variances between local customs or policies and this Code should be brought to the attention of management or the directors. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation.

Those who violate the standards in this Code will be subject to disciplinary action, up to and including termination. If you are in a situation that you believe may violate or lead to a violation of this Code, follow the guidelines described in Section 14 of this Code.

For purposes of this Code, the "Code of Ethics Contact Person" will be different for different covered persons. For the principal executive officer and directors, the Code of Ethics Contact Person is any member of the Nominating and Corporate Governance Committee of the Board of Directors. For all other covered persons, the Code of Ethics Contact Person is the person’s immediate supervisor.

1.    Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which this Company’s ethical standards are built. All covered persons, in the course of conducting the Company’s business, must respect and obey the laws of the cities, states and countries in which we operate. Although not all covered persons are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

This Code does not summarize all laws, rules and regulations applicable to the Company and the covered persons. Please consult the Company’s legal counsel and the various guidelines which the Company has prepared on specific laws, rules and regulations.

2.    Conflicts of Interest

A “conflict of interest” exists when a covered person’s private interest interferes or conflicts (or even appears to interfere or conflict) with the interests of the Company. A conflict situation can arise when a covered person takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when a covered person, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, covered persons and their family members are among the types of transactions that may create conflicts of interest.

It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier. Company employees are not allowed to work for a competitor as an employee, consultant or board member. The best policy for Company employees is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf. For purposes of this Code, a competitor shall be an entity engaged in the oil and gas exploration and development business in areas of the Rocky Mountain Region in which the Company engages in such activities.

Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with the Code of Ethics Contact Person or the Company’s General Counsel. Any covered person who becomes aware of a conflict or potential conflict should bring it to the attention of the Code of Ethics Contact Person or consult the procedures described in Section 14 of this Code.

Notwithstanding anything herein to the contrary, to the extent any member of the board of directors of the Company who is not an employee of the Company (A) is affiliated with an investment banking firm, private equity firm, commercial bank or other similar entity, nothing in this Code shall prohibit (1) transactions between the Company and such firm or entity if approved by the board of directors or an appropriate committee thereof and such affiliation is known to the board of directors or such committee or (2) the affiliation between the director and such firm or entity, or (B) is in the business of providing professional or consulting services, nothing in this Code shall prohibit the director from performing those professional or consulting services for persons or entities other than the Company, including competitors, to the extent those services are not in conflict with activities of the Company or prohibited by applicable rules of professional responsibility applicable to providers of those professional or consulting services.

3.    Insider Trading

Covered persons must comply with the "insider trading" prohibitions imposed by applicable law. Generally, no covered person may buy, sell or otherwise trade in the stock or other securities of a firm at any time when the person has access to or knowledge of confidential or non-public information about the firm, whether or not they are using or relying upon that information. This restriction on "insider trading" is not limited to trading in Company stock or other securities. It includes trading in the securities of other firms, particularly firms that are current or prospective customers or suppliers of the Company. The restriction extends to sharing information or tipping others about such information, especially since the individuals receiving such information might utilize such information to trade in the securities. In addition, the Company has implemented trading restrictions to reduce the risk, or appearance, of insider trading. Covered persons are directed to the Company's Insider Trading Policy and to the Company's legal counsel if they have questions regarding the applicability of such insider trading prohibitions.

4.    Corporate Opportunities

Covered persons are prohibited from (a) taking, in violation of applicable law, for themselves personally opportunities that properly belong to the Company or are discovered through the use of Company property, information or position; (b) using Company corporate property, information, or position for personal gain; or (c) competing with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

5.    Competition and Fair Dealing; Business Entertainment, Gifts and Courtesies

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Covered persons should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and employees. No covered person should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

To maintain the Company’s valuable reputation, compliance with our quality processes and safety requirements is essential. All operations must be conducted in accordance with all applicable regulations. Compliance with all regulations and laws of governing or regulatory agencies should be given priority over the opportunity to profit or gain competitive advantage.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with suppliers and customers. Covered persons must act in a fair and impartial manner in all business dealings. No gift or entertainment should ever be offered, given, provided or accepted by any covered person or any of their family members in connection with service to or employment by the Company unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) cannot be construed as a bribe or payoff, and (4) does not violate any laws or regulations. Please contact the Code of Ethics Contact Person if you are not certain that a gift is appropriate.

6.    Discrimination and Harassment

The diversity of the Company’s employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment or any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances. Those who violate the standards in this Code will be subject to disciplinary action, up to and including termination.

7.    Health and Safety

The Company strives to provide each employee and contractor with a safe and healthful work environment. Each employee and contractor has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Employees and contractors should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

8.    Record-Keeping

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported.

Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or the Human Resources Supervisor. Rules and guidelines are available from the Accounting Department.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult the Company’s General Counsel.

9.    Confidentiality

Covered persons must maintain the confidentiality of confidential information entrusted to them by the Company or related third parties, including suppliers, customers and working and royalty interest owners, except when disclosure is explicitly authorized or required by laws or regulations or approved by senior management. Confidential information includes all non-public information that might be of use to competitors, harmful to the Company or related third parties if disclosed and personal information of individuals. The obligation to preserve confidential information continues even after employment or other association with the Company ends.

10.    Protection and Proper Use of Company Assets

All covered persons should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

The obligation of covered persons to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as seismic data or information, well data, trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, geological prospects and interpretations, engineering, geological, geophysical and operational ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

11.    Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

In addition, the U.S. government has a number of laws and regulations regarding business gratuities that may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The Company’s General Counsel can provide guidance to you in this area.

12.    Waivers of the Code Of Business Conduct And Ethics

Any waiver of this Code for executive officers or directors may be made only by the Board or the Nominating and Corporate Governance Committee of the Board and will be promptly disclosed if and as required by law or stock exchange regulation.

13.    Reporting any Illegal or Unethical Behavior

If you believe that you have, or may have, violated this Code, you should promptly advise the Code of Ethics Contact Person. You also are encouraged to promptly notify the Code of Ethics Contact Person about illegal or unethical behavior by others that you are aware of and to discuss, when in doubt, the best course of action in a particular situation. Covered persons who are concerned that violations of this Code or that other illegal or unethical conduct by other covered persons have occurred or may occur should promptly contact the Code of Ethics Contact Person. If you do not believe it appropriate or are not comfortable approaching the Code of Ethics Contact Person about your concerns or complaints, then you may contact the President or Chief Executive Officer of the Company. If you do not believe it appropriate or are not comfortable approaching the President or Chief Executive Officer, then you may contact the Company's legal counsel or any member of the Audit Committee or the Nominating and Corporate Governance Committee of the Company's Board of Directors. If your concerns or complaints require confidentiality, including keeping your identity anonymous, then this confidentiality will be protected, subject to applicable law, regulation or legal proceedings. You may also use the complaint procedures set forth on Exhibit A.

14.    Compliance Procedures

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

•	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

•
Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

•
Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

•
Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor or where you do not feel comfortable approaching your supervisor with your question, discuss it with senior management, corporate counsel or the Human Resources manager. If that also is not appropriate, contact a member of the Audit Committee or the Nominating and Corporate Governance Committee. If you prefer to write, address your concerns to: General Counsel, Bill Barrett Corporation, 1099 18th Street, Suite 2300, Denver, Colorado 80202.

•
You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

•	Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

15. Accounting Complaints

The Company's policy is to comply with all financial reporting and accounting regulations applicable to the Company. If you have concerns or complaints regarding questionable accounting or auditing matters of the Company, then you are encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Audit Committee of the Board of Directors (which will, subject to its duties arising under applicable law, regulations and legal proceedings, treat such submission confidentially). Such submissions may be directed to the attention of the Audit Committee, or any director who is a member of the Audit Committee, at the principal executive offices of the Company. The Audit Committee’s current Employee Complaint Procedures for Accounting and Auditing Matters is attached to this Code as Exhibit A.

16. Financial and Accounting Officers and Managers

Financial and Accounting Officers and Managers hold an important and elevated role in corporate governance. Financial and Accounting Officers and Managers fulfill their responsibilities in part by prescribing and enforcing the policies and procedures employed in the operation of the Company’s financial organization, and by demonstrating the following:

Financial and Accounting Officers and Managers will exhibit and promote the highest standards of honest and ethical conduct through the establishment and operation of policies and procedures that:

•
Encourage professional integrity in all aspects of the financial organization, by eliminating inhibitions and barriers to responsible behavior, such as coercion, fear of reprisal, or alienation from the financial organization or the enterprise itself.

•
Prohibit and eliminate the occurrence of conflicts between what is in the best interests of the enterprise and what could result in material personal gain for a member of the financial organization, including Financial and Accounting Officers and Managers.

•	Provide a mechanism for members of the financial organization to inform senior management of deviations in practice from policies and procedures governing honest and ethical behavior.

Financial and Accounting Officers and Managers will establish and manage the enterprise transaction and reporting systems and procedures with a goal of ensuring that:

•
Business transactions are properly authorized and completely and accurately recorded on the Company’s books and records in accordance with Generally Accepted Accounting Principles (GAAP) and established Company financial policy.

•	The retention or proper disposal of Company records shall be in accordance with applicable legal and regulatory requirements.

•
Periodic financial communications and reports will be delivered in a manner that facilitates a high degree of clarity of content and meaning so that readers and users can determine their significance and consequence.

17. No Retaliation

The Company will not permit retaliation of any kind by or on behalf of the Company against good faith reports or complaints of violations of this Code or other illegal or unethical conduct.

18. Amendment, Modification and Waiver

This Code may be amended, modified or waived by the Board of Directors and waivers may also be granted by the Nominating and Corporate Governance Committee, subject to the provisions of the Securities Exchange Act of 1934, and the rules thereunder, and the applicable rules of the New York Stock Exchange. Any waiver of this Code shall be promptly disclosed to stockholders to the extent required by law or stock exchange rule.

19. Note

The requirements of this Code may be more restrictive than the requirements of law and industry practice. Nothing contained in this Code, or relating to the adoption and publishing of this Code, should be construed or applied as a binding interpretation or definition of law or industry practice. Any violation of law is strictly prohibited and is beyond the scope of authority of any covered person.

20. Ordinary Course Activities

This Code does not intend to prohibit or restrict ordinary course activities in compliance with applicable law, except as specifically provided in this Code and subject to specific exceptions as specifically provided in this Code. Therefore, notwithstanding anything herein to the contrary, to the extent any member of the board of directors of the Company is affiliated with an investment banking firm, private equity firm, commercial bank or other similar entity, nothing in this Code shall be deemed to restrict such firm or entity and its affiliates from engaging in any banking, brokerage, trading, market making, hedging, arbitrage, investment advisory, financial advisory, anti-raid advisory, merger advisory, financing, lending, underwriting, asset management, principal investing and other activities conducted in the ordinary course of their or their affiliates’ business in compliance with applicable law, including without limitation buying and selling Company securities, entering into derivatives transactions regarding or shorting Company securities, serving as a lender, underwriter or market maker or issuing research with respect to Company securities or making investments in or entering into other transactions with companies in the same or similar lines of business as the Company.

Exhibit A
Employee Complaint Procedures for Accounting and Auditing Matters

Any employee of or consultant to the Company may submit a good faith complaint regarding improper activities believed to be engaged in by the Company, including accounting or auditing matters, to the management of the Company without fear of dismissal or retaliation of any kind. The Company is committed to achieving compliance with all applicable laws and regulations, including securities laws, accounting standards, accounting controls and audit practices. The Company’s Audit Committee will oversee treatment of employee concerns in this area.

In order to facilitate the reporting of employee complaints, the Company has established the following procedures for the following matters: (1) the receipt, retention and treatment of complaints regarding suspected improper activities, including accounting, internal accounting controls, auditing matters, or violations of other laws, and (2) the confidential, anonymous submission by employees of concerns regarding these matters.

Receipt of Employee Complaints

•	Employees with concerns regarding suspected improper activities may report their concerns to the General Counsel of the Company or to our third party hotline service.

•	Complaints may be forwarded on a confidential or anonymous basis to the General Counsel or Navex Global (formerly Global Compliance Services, Inc.) by telephone, fax, e-mail or regular mail:

General Counsel
Kenneth A. Wonstolen
Senior Vice President-General Counsel
Bill Barrett Corporation
1099 18th Street, Suite 2300
Denver, Colorado 80202
E-mail: kwonstolen@billbarrettcorp.com
Phone: (303) 312-8170
Fax: (303) 312-8598

Navex Global
Phone: 1-800-826-6762 (Company ID: BBC)

If you choose to give your name, we will keep that information confidential unless, as in the case of certain crimes, a law requires that any name you supply be provided to enforcement officials or a court. We absolutely will not allow any retribution or retaliation against an employee who reports a compliance issue in good faith.

Scope of Matters Covered by These Procedures

These procedures relate to employee complaints relating to any suspected questionable activities, including accounting or auditing matters or violations of other laws, including, without limitation, the following:

•	violations of the Company’s Code of Conduct and Business Ethics or similar policies of vendors and others who do business with the Company;

•	fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Company;

•	fraud or deliberate error in the recording and maintaining of financial records of the Company;

•	deficiencies in or noncompliance with the Company’s internal accounting controls;

•	misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of the Company; or

•	deviation from full and fair reporting of the Company’s financial condition; or

•	violations of laws or regulations, including environmental, labor or securities laws.

Treatment of Complaints

•
Upon receipt of a complaint, the General Counsel will (i) determine whether the complaint actually pertains to an improper activity, and (ii) when possible, acknowledge receipt of the complaint to the sender.

•
Complaints will be reviewed under Audit Committee direction and oversight by the General Counsel, Internal Auditor (or other personnel performing the internal audit function) or such other persons as the Audit Committee or General Counsel determines to be appropriate. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review.

•	Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee.

•
The Company will not discharge, demote, suspend, threaten, harass or in any other manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee with respect to good faith reporting of complaints regarding improper activities believed to be engaged in by the Company or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002.

Reporting and Retention of Complaints and Investigations

•
The General Counsel will maintain a log of all complaints, tracking their receipt, investigation and resolution and shall prepare a periodic summary report thereof for the Audit Committee. Copies of complaints and such log will be maintained in accordance with the Company’s document retention policy.

* * * * *